  Exhibit 16.1

June 21, 2019

Securities and Exchange Commission
100 F Street, N .E.
Washington, DC 20549

Commissioners:

We have read the statements made by Vaso Corporation under Item 4.01 of its Form 8-K dated June 17, 2019. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Vaso Corporation contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP